Exhibit 99.1
FOR IMMEDIATE RELEASE
November 7, 2019
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2019
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and fiscal year ended September 28, 2019. Diluted earnings per share (EPS) from continuing operations for the fourth quarter decreased 72% to $0.43 from $1.55 in the prior-year quarter. Excluding certain items affecting comparability(1), diluted EPS for the quarter decreased 28% to $1.07 from $1.48 in the prior-year quarter. Diluted EPS from continuing operations for the year decreased 25% to $6.27 from $8.36 in the prior year. Excluding certain items affecting comparability(1), diluted EPS from continuing operations for the year decreased 19% to $5.77 from $7.08 in the prior year.
“Our solid results in the fourth quarter reflect the ongoing strength of our brands and businesses,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “We’ve spent the last few years completely transforming The Walt Disney Company to focus the resources and immense creativity across the entire company on delivering an extraordinary direct-to-consumer experience, and we’re excited for the launch of Disney+ on November 12.”
On March 20, 2019, the Company acquired Twenty-First Century Fox, Inc., which was subsequently renamed TFCF Corporation (TFCF), for cash and the issuance of 307 million shares. Additionally, as part of the TFCF acquisition, we acquired a controlling interest in Hulu LLC (Hulu). Results for the current quarter and fiscal year reflect the consolidation of TFCF and Hulu.
The following table summarizes the fourth quarter and full year results for fiscal 2019 and 2018 (in millions, except per share amounts):

	Quarter Ended			Year Ended
	Sept. 28, 2019	Sept. 29, 2018	Change	Sept. 28, 2019	Sept. 29, 2018	Change
Revenues	$19,100	$14,306	34%	$69,570	$59,434	17%
Income from continuing operations before income taxes	$1,258	$3,202	(61)%	$13,944	$14,729	(5)%
Total segment operating income(1)	$3,436	$3,277	5%	$14,868	$15,689	(5)%
Net income from continuing operations(2)	$785	$2,322	(66)%	$10,441	$12,598	(17)%
Diluted EPS from continuing operations(2)	$0.43	$1.55	(72)%	$6.27	$8.36	(25)%
Diluted EPS excluding certain items affecting comparability(1)	$1.07	$1.48	(28)%	$5.77	$7.08	(19)%
Cash provided by continuing operations	$1,718	$3,853	(55)%	$5,984	$14,295	(58)%
Free cash flow(1)	$409	$2,652	(85)%	$1,108	$9,830	(89)%

(1)
EPS excluding certain items affecting comparability, total segment operating income and free cash flow are non-GAAP financial measures. The comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 9 through 12.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
The following is a reconciliation of income from continuing operations before income taxes to total segment operating income (in millions):

	Quarter Ended			Year Ended
(in millions)	Sept. 28, 2019	Sept. 29, 2018	Change	Sept. 28, 2019	Sept. 29, 2018	Change
Income from continuing operations before income taxes	$1,258	$3,202	(61)%	$13,944	$14,729	(5)%
Add/(subtract):
Corporate and unallocated shared expenses	309	208	(49)%	987	744	(33)%
Restructuring and impairment charges	314	5	>(100)%	1,183	33	>(100)%
Other (income) / expense, net	483	(507)	nm	(4,357)	(601)	>100%
Interest expense, net	361	159	>(100)%	978	574	(70)%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	711	—	nm	1,595	—	nm
Impairment of equity investments	—	210	nm	538	210	>(100)%
Total Segment Operating Income	$3,436	$3,277	5%	$14,868	$15,689	(5)%

The following table summarizes the fourth quarter and full year segment revenue and segment operating income for fiscal 2019 and 2018 (in millions):

	Quarter Ended			Year Ended
	Sept. 28, 2019	Sept. 29, 2018	Change	Sept. 28, 2019	Sept. 29, 2018	Change
Revenues:
Media Networks	$6,510	$5,325	22%	$24,827	$21,922	13%
Parks, Experiences and Products	6,655	6,135	8%	26,225	24,701	6%
Studio Entertainment	3,310	2,177	52%	11,127	10,065	11%
Direct-to-Consumer & International	3,428	825	>100%	9,349	3,414	>100%
Eliminations	(803)	(156)	>(100)%	(1,958)	(668)	>(100)%
Total Revenues	$19,100	$14,306	34%	$69,570	$59,434	17%
Segment operating income:
Media Networks	$1,783	$1,842	(3)%	$7,479	$7,338	2%
Parks, Experiences and Products	1,381	1,177	17%	6,758	6,095	11%
Studio Entertainment	1,079	604	79%	2,686	3,004	(11)%
Direct-to-Consumer & International	(740)	(340)	>(100)%	(1,814)	(738)	>(100)%
Eliminations	(67)	(6)	>(100)%	(241)	(10)	>(100)%
Total Segment Operating Income	$3,436	$3,277	5%	$14,868	$15,689	(5)%

TFCF and Hulu operating results for the current period are consolidated and reported in our segments. Prior to the acquisition of TFCF, Hulu was accounted for as an equity method investment and was reported in our Direct-to-Consumer & International segment.
DISCUSSION OF FULL YEAR SEGMENT RESULTS
Segment operating income decreased at Direct-to-Consumer & International and Studio Entertainment and increased at Parks, Experiences and Products and Media Networks. The decrease at Direct-to-Consumer & International was due to the consolidation of Hulu, our ongoing investment in ESPN+ and costs to support the launch of Disney+. Lower segment operating income at Studio Entertainment was due to the consolidation of TFCF’s operations. TFCF results included a loss from theatrical distribution and film cost impairments, partially offset by income from TV/SVOD distribution. Higher operating results at Parks, Experiences and Products was due to growth at the domestic theme parks and resorts and merchandise licensing. The increase at our domestic parks and resorts was due to higher guest spending, partially offset by labor and other cost inflation. Growth at Media Networks was due to the consolidation of TFCF’s operations, partially offset by a decrease at our legacy operations. The decrease at our legacy operations was due to higher programming and production costs and a decrease in ABC Studios program sales, partially offset by an increase in affiliate revenue. Eliminations of segment operating income increased due to higher sales of ABC Studios programs to Hulu and the International Channels. The elimination of sales of TFCF television programs to Hulu and our International Channels also contributed to the increase.

DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS

Media Networks
Media Networks revenues for the quarter increased 22% to $6.5 billion, and segment operating income decreased 3% to $1.8 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Year Ended
	Sept. 28, 2019	Sept. 29, 2018	Change	Sept. 28, 2019	Sept. 29, 2018	Change
Revenues:
Cable Networks	$4,243	$3,527	20%	$16,486	$14,610	13%
Broadcasting	2,267	1,798	26%	8,341	7,312	14%
	$6,510	$5,325	22%	$24,827	$21,922	13%
Segment operating income:
Cable Networks	$1,256	$1,275	(1)%	$5,425	$5,225	4%
Broadcasting	377	394	(4)%	1,351	1,402	(4)%
Equity in the income of investees	150	173	(13)%	703	711	(1)%
	$1,783	$1,842	(3)%	$7,479	$7,338	2%
Cable Networks
Cable Networks revenues for the quarter increased 20% to $4.2 billion and operating income decreased $19 million to $1.3 billion. Lower operating income was due to a decrease at ESPN, partially offset by the consolidation of TFCF businesses (primarily the FX and National Geographic networks).
The decrease at ESPN was due to increases in programming, production and marketing costs, partially offset by higher affiliate revenue. Higher programming costs were driven by rate increases for NFL, college sports and MLB programming. Affiliate revenue growth was due to an increase in contractual rates and the launch of the ACC Network, partially offset by a decrease in subscribers.
Broadcasting
Broadcasting revenues for the quarter increased 26% to $2.3 billion and operating income decreased $17 million to $377 million. The decrease in operating income was due to lower results at our legacy operations, partially offset by the consolidation of TFCF program sales.
The decrease at our legacy operations was due to lower ABC Studios program sales, an increase in programming and production costs at the ABC Television Network, a decrease in advertising revenue and higher marketing costs. These decreases were partially offset by an increase in affiliate revenue due to higher rates. The decrease in ABC Studios program sales was driven by the comparison to prior-year sales of Daredevil and Iron Fist and lower sales of Black-ish. The increase in programming and production costs was driven by higher write-downs and an increase in the average cost of network programming in the current quarter compared to the prior-year quarter. Lower advertising revenue reflected a decrease in rates at the owned television stations.
Equity in the Income of Investees
Equity in the income of investees decreased from $173 million in the prior-year quarter to $150 million in the current quarter due to lower income from A+E Television Networks driven by a decrease in affiliate and advertising revenues and higher marketing costs.

Parks, Experiences and Products
Parks, Experiences and Products revenues for the quarter increased 8% to $6.7 billion, and segment operating income increased 17% to $1.4 billion. Operating income growth for the quarter was due to increases from merchandise licensing, Disneyland Resort and Disney Vacation Club.
Higher operating income at our merchandise licensing business was due to an increase in revenue from sales of merchandise based on Frozen and Toy Story, partially offset by lower sales of merchandise based on Mickey and Minnie.
Growth at Disneyland Resort was primarily due to higher guest spending, partially offset by expenses associated with Star Wars: Galaxy’s Edge, which opened on May 31, and, to a lesser extent, lower attendance. Guest spending growth was primarily due to increases in average ticket prices and higher food, beverage and merchandise spending.
The increase in operating income at Disney Vacation Club was due to higher sales at Disney’s Riviera Resort in the current quarter, which included a timing benefit from the adoption of new revenue recognition accounting guidance (see page 6), compared to sales of Copper Creek Villas & Cabins in the prior-year quarter.
Results at Walt Disney World Resort were comparable to the prior-year quarter, despite the adverse impact of Hurricane Dorian in the current quarter. Increases in guest spending and, to a lesser extent, occupied room nights and attendance were offset by higher costs. Higher costs were driven by costs associated with Star Wars: Galaxy’s Edge, which opened on August 29, and cost inflation. Guest spending growth was primarily due to increased food, beverage and merchandise spending and higher average ticket prices.
Operating income at our international parks and resorts was comparable to the prior-year quarter, as growth at Disneyland Paris and Shanghai Disney Resort was largely offset by a decrease at Hong Kong Disneyland Resort. The increase at Disneyland Paris was driven by higher average ticket prices and attendance growth. At Shanghai Disney Resort, higher operating income was due to an increase in average ticket prices, partially offset by lower attendance. Lower results at Hong Kong Disneyland Resort were due to decreases in attendance and occupied room nights reflecting the impact of recent events.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 52% to $3.3 billion and segment operating income increased 79% to $1,079 million. Higher operating income was due to an increase in theatrical distribution results, partially offset by a loss from the consolidation of the TFCF businesses.
The increase in theatrical distribution results was due to the performance of The Lion King, Toy Story 4 and Aladdin in the current quarter compared to Incredibles 2 and Ant-Man And The Wasp in the prior-year quarter.
Operating results at the TFCF businesses reflected a loss from theatrical distribution driven by the performance of Ad Astra, Art of Racing In The Rain and Dark Phoenix, partially offset by income from TV/SVOD distribution.

Direct-to-Consumer & International
Direct-to-Consumer & International revenues for the quarter increased from $0.8 billion to $3.4 billion and segment operating loss increased from $340 million to $740 million. The increase in operating loss was due to the consolidation of Hulu, costs associated with the upcoming launch of Disney+ and our ongoing investment in ESPN+, which was launched in April 2018. These decreases were partially offset by a benefit from the inclusion of the TFCF businesses driven by income at Star India.

Commencing March 20, 2019, as a result of our acquisition of a controlling interest in Hulu, 100% of Hulu’s operating results are included in the Direct-to-Consumer & International segment. Prior to March 20, 2019, the Company’s ownership share of Hulu results was reported as equity in the loss of investees.

Eliminations
Revenue eliminations increased from $156 million to $803 million and segment operating income eliminations increased from a loss of $6 million to a loss of $67 million driven by eliminations of sales of ABC Studios and Twentieth Century Fox Television programs to the International Channels and Hulu.
ADOPTION OF NEW REVENUE RECOGNITION ACCOUNTING GUIDANCE
At the beginning of fiscal 2019, the Company adopted new revenue recognition accounting guidance (ASC 606). Results for fiscal 2019 are presented under ASC 606, while prior period amounts continue to be reported in accordance with our historical accounting.
The current quarter includes a $55 million favorable impact on segment operating income from the ASC 606 adoption. The most significant impact was an $88 million increase at Parks, Experiences and Products, which reflected licensing revenue from products related to films not yet released and benefits from the timing of recognition of licensing minimum guarantees and sales of vacation club properties.
OTHER QUARTERLY FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $101 million from $208 million to $309 million for the quarter due primarily to the consolidation of TFCF operations, costs related to the integration of TFCF and higher compensation costs.
Restructuring Charges
During the quarter, the Company recorded charges totaling $314 million, primarily for severance, in connection with the integration of TFCF. These charges are recorded in “Restructuring and impairment charges” in the Consolidated Statement of Income.
Other income (expense), net
Other income (expense), net was as follows (in millions):

	Quarter Ended
	Sept. 28, 2019	Sept. 29, 2018	Change
Loss on debt extinguishment	$(511)	$—	nm
Gain recognized in connection with the acquisition of TFCF	28	—	nm
Gain on sale of real estate	—	507	nm
Other income (expense), net	$(483)	$507	nm
In the current quarter, the Company recognized a loss on the extinguishment of a portion of the debt originally assumed in the TFCF acquisition and a gain on the deemed settlement of preexisting relationships with TFCF pursuant to acquisition accounting guidance.

Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	Sept. 28, 2019	Sept. 29, 2018	Change
Interest expense	$(413)	$(189)	>(100)%
Interest, investment income and other	52	30	73%
Interest expense, net	$(361)	$(159)	>(100)%
The increase in interest expense was due to higher debt balances as a result of the TFCF acquisition.
The increase in interest, investment income and other for the quarter was due to a $27 million benefit related to pension and postretirement benefit costs, other than service cost. The Company adopted new accounting guidance in fiscal 2019 and now presents the elements of pension and postretirement plan costs, other than service cost, in “Interest expense, net.” The comparable benefit of $8 million in the prior-year quarter was reported in “Costs and expenses.” The benefit in the current quarter was due to the expected return on pension plan assets exceeding interest expense on plan liabilities and amortization of net actuarial losses.
Equity in the Income (Loss) of Investees, net
Equity in the income (loss) of investees was as follows (in millions):

	Quarter Ended
	Sept. 28, 2019	Sept. 29, 2018	Change
Amounts included in segment results:
Media Networks	$150	$173	(13)%
Parks, Experiences and Products	(1)	(4)	75%
Direct-to-Consumer & International	(18)	(183)	90%
Impairment of equity investments	—	(210)	nm
Equity in the income (loss) of investees, net	$131	$(224)	nm
The decrease in equity income at Media Networks was due to lower income from A+E Television Networks driven by a decrease in affiliate and advertising revenues and higher marketing costs.
The decrease in equity losses at Direct-to-Consumer & International was due to the consolidation of Hulu.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	Sept. 28, 2019	Sept. 29, 2018	Change
Effective income tax rate - continuing operations	27.3%	24.5%	(2.8)	ppt
The increase in the effective income tax rate from continuing operations for the quarter was driven by an unfavorable impact from the update of our full year effective income tax rate for the current year relative to the estimate at the end of the third quarter. The full year effective rate is used to determine the quarterly income tax provision and is adjusted each quarter based on information available at the end of that quarter. This increase was partially offset by a reduction of the Company’s U.S. statutory federal income tax rate to 21.0% in fiscal 2019 from 24.5% in fiscal 2018 as the result of U.S. federal income tax legislation (Tax Act), which was enacted in the prior year, and the comparison to a $0.1 billion unfavorable impact from the Tax Act recognized in the prior-year quarter.
Noncontrolling Interests
Net (income) loss attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	Sept. 28, 2019	Sept. 29, 2018	Change
Net income attributable to noncontrolling interests	$(129)	$(97)	(33)%
The increase in net income attributable to noncontrolling interests was due to accretion of the fair value of the redeemable noncontrolling interest in Hulu, partially offset by lower results at Hong Kong Disneyland Resort.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
FULL YEAR CASH FLOW STATEMENT INFORMATION
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	Sept. 28, 2019	Sept. 29, 2018	Change
Cash provided by operations	$5,984	$14,295	$(8,311)
Investments in parks, resorts and other property	(4,876)	(4,465)	(411)
Free cash flow(1)	$1,108	$9,830	$(8,722)
(1)    Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 9 through 12.
Cash provided by operations for fiscal 2019 decreased by $8.3 billion from $14.3 billion in the prior year to $6.0 billion in the current year. The decrease was due to the payment of tax obligations that arose from the spin-off of Fox Corporation in connection with the TFCF acquisition and the sale of the regional sports networks acquired with TFCF, higher pension contributions, lower segment operating income, an increase in film and television production spending and higher interest payments.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	Sept. 28, 2019	Sept. 29, 2018
Media Networks
Cable Networks	$93	$96
Broadcasting	81	107
Total Media Networks	174	203
Parks, Experiences and Products
Domestic	3,294	3,223
International	852	677
Total Parks, Experiences and Products	4,146	3,900
Studio Entertainment	88	96
Direct-to-Consumer & International	258	107
Corporate	210	159
Total investments in parks, resorts and other property	$4,876	$4,465
Capital expenditures increased from $4.5 billion to $4.9 billion driven by higher spending on new attractions at our theme parks and resorts and spending on technology to support our direct-to-consumer streaming services.
Depreciation expense was as follows (in millions):

	Year Ended
	Sept. 28, 2019	Sept. 29, 2018
Media Networks
Cable Networks	$107	$111
Broadcasting	84	88
Total Media Networks	191	199
Parks, Experiences and Products
Domestic	1,474	1,449
International	724	768
Total Parks, Experiences and Products	2,198	2,217
Studio Entertainment	74	55
Direct-to-Consumer & International	207	106
Corporate	167	181
Total depreciation expense	$2,837	$2,758

NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding the impact of certain items affecting comparability, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating cash flow, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items affecting comparability and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended		Year Ended
	Sept. 28, 2019	Sept. 29, 2018	Sept. 28, 2019	Sept. 29, 2018
Cash provided by operations - continuing operations	$1,718	$3,853	$5,984	$14,295
Cash used in investing activities - continuing operations	(1,311)	(193)	(15,096)	(5,336)
Cash used in financing activities - continuing operations	(12,997)	(3,862)	(464)	(8,843)
Cash provided by operations - discontinued operations	302	—	622	—
Cash provided by investing activities - discontinued operations	10,978	—	10,978	—
Cash used in financing activities - discontinued operations	(447)	—	(626)	—
Impact of exchange rates on cash, cash equivalents and restricted cash	(145)	26	(98)	(25)
Change in cash, cash equivalents and restricted cash	(1,902)	(176)	1,300	91
Cash, cash equivalents and restricted cash, beginning of period	7,357	4,331	4,155	4,064
Cash, cash equivalents and restricted cash, end of period	$5,455	$4,155	$5,455	$4,155
The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended			Year Ended
	Sept. 28, 2019	Sept. 29, 2018	Change	Sept. 28, 2019	Sept. 29, 2018	Change
Cash provided by operations - continuing operations	$1,718	$3,853	$(2,135)	$5,984	$14,295	$(8,311)
Investments in parks, resorts and other property	(1,309)	(1,201)	(108)	(4,876)	(4,465)	(411)
Free cash flow	$409	$2,652	$(2,243)	$1,108	$9,830	$(8,722)
Diluted EPS excluding certain items affecting comparability – The Company uses diluted EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about diluted EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items affecting comparability for the fourth quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended September 28, 2019:
As reported	$1,258	$(344)	$914	$0.43	(72)%
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	711	(164)	547	0.30
Other income, net(5)	483	(112)	371	0.21
Restructuring and impairment charges(6)	314	(73)	241	0.13
Excluding certain items affecting comparability	$2,766	$(693)	$2,073	$1.07	(28)%

Quarter Ended September 29, 2018:
As reported	$3,202	$(783)	$2,419	$1.55
Exclude:
Gain on sale of real estate	(507)	134	(373)	(0.25)
Impairment of equity investments(7)	210	(49)	161	0.11
One-time impact from the Tax Act	—	100	100	0.06
Restructuring and impairment charges	5	(1)	4	—
Excluding certain items affecting comparability	$2,910	$(599)	$2,311	$1.48

(1)	Tax benefit/expense is determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)	Intangible asset amortization was $481 million and step-up amortization was $230 million for assets recorded in connection with the TFCF acquisition and consolidation of Hulu.

(5)
Reflects a charge for the extinguishment of a portion of the debt originally assumed in the TFCF acquisition ($511 million), partially offset by a gain on the deemed settlement of preexisting relationships with TFCF pursuant to our acquisition accounting ($28 million).

(6)	Primarily severance related to the acquisition and integration of TFCF.

(7)	Reflects impairments of Vice Group Holding, Inc. and Villages Nature ($157 million and $53 million, respectively).

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items affecting comparability for the year:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Year Ended September 28, 2019:
As reported	$13,944	$(3,031)	$10,913	$6.27	(25)%
Exclude:
Other income, net(4)	(4,357)	1,002	(3,355)	(2.01)
One-time impact from the Tax Act	—	(34)	(34)	(0.02)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,595	(355)	1,240	0.74
Restructuring and impairment charges(6)	1,183	(273)	910	0.55
Impairment of equity investments(7)	538	(123)	415	0.25
Excluding certain items affecting comparability	$12,903	$(2,814)	$10,089	$5.77	(19)%

Year Ended September 29, 2018:
As reported	$14,729	$(1,663)	$13,066	$8.36
Exclude:
One-time impact from the Tax Act	—	(1,701)	(1,701)	(1.11)
Other income, net(4)	(601)	158	(443)	(0.30)
Impairment of equity investments(7)	210	(49)	161	0.11
Restructuring and impairment charges	33	(7)	26	0.02
Excluding certain items affecting comparability	$14,371	$(3,262)	$11,109	$7.08

(1)	Tax benefit/expense is determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
Other income, net for fiscal 2019 includes a non-cash gain recognized in connection with the acquisition of a controlling interest in Hulu ($4.8 billion), insurance recoveries on a legal matter ($46 million) and a gain on the deemed settlement of preexisting relationships with TFCF pursuant to acquisition accounting guidance ($28 million), partially offset by a charge for the extinguishment of a portion of the debt originally assumed in the TFCF acquisition ($511 million). Other income for fiscal 2018 included gains from the sale of real estate and property rights ($560 million), insurance proceeds related to a legal matter ($38 million) and an adjustment to a fiscal 2017 non-cash gain ($3 million).

(5)
Intangible asset amortization was $1,043 million, step-up amortization was $537 million and amortization of intangible assets related to TFCF equity investees was $15 million for assets recorded in connection with the TFCF acquisition and consolidation of Hulu.

(6)	Reflects severance and accelerated equity-based compensation charges related to the acquisition and integration of TFCF.

(7)
Impairment of equity investments for fiscal 2019 primarily reflects impairments of Vice Group Holding, Inc. and of an investment in a cable channel at A+E Television Networks ($353 million and $170 million, respectively). Impairment of equity investments for fiscal 2018 reflects impairments of Vice Group Holding, Inc. and Villages Nature ($157 million and $53 million, respectively).

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, November 7, 2019, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements such as expectations regarding our products and services and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, integration initiatives and timing of synergy realization) or other business decisions, as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, regulatory, political, or military developments;

•	technological developments; and

•	labor markets and activities.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	demand for our products and services;

•	construction;

•	expenses of providing medical and pension benefits;

•	income tax expense;

•	performance of some or all company businesses either directly or through their impact on those who distribute our products; and

•	achievement of anticipated benefits of the TFCF transaction.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2018 under Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis,” Item 1, “Business,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Year Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Revenues	$19,100	$14,306	$69,570	$59,434
Costs and expenses	(16,815)	(11,223)	(57,719)	(44,597)
Restructuring and impairment charges	(314)	(5)	(1,183)	(33)
Other income (expense), net	(483)	507	4,357	601
Interest expense, net	(361)	(159)	(978)	(574)
Equity in the income (loss) of investees, net	131	(224)	(103)	(102)
Income from continuing operations before income taxes	1,258	3,202	13,944	14,729
Income taxes from continuing operations	(344)	(783)	(3,031)	(1,663)
Net income from continuing operations	914	2,419	10,913	13,066
Income from discontinued operations (includes income tax benefit of $51, $0 and $0, respectively)	291	—	671	—
Net income	1,205	2,419	11,584	13,066
Less: Net income from continuing operations attributable to noncontrolling and redeemable noncontrolling interests	(129)	(97)	(472)	(468)
Less: Net income from discontinued operations attributable to noncontrolling interests	(22)	—	(58)	—
Net income attributable to The Walt Disney Company (Disney)	$1,054	$2,322	$11,054	$12,598

Earnings per share attributable to Disney:
Continuing operations	$0.43	$1.55	$6.27	$8.36
Discontinued operations	0.15	—	0.37	—
Diluted(1)	$0.58	$1.55	$6.64	$8.36

Continuing operations	$0.44	$1.56	$6.30	$8.40
Discontinued operations	$0.15	$—	$0.37	$—
Basic(1)	$0.58	$1.56	$6.68	$8.40

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,816	1,497	1,666	1,507
Basic	1,804	1,489	1,656	1,499

(1)	Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	September 28, 2019	September 29, 2018
ASSETS
Current assets
Cash and cash equivalents	$5,418	$4,150
Receivables	15,481	9,334
Inventories	1,649	1,392
Television costs and advances	4,597	1,314
Other current assets	979	635
Total current assets	28,124	16,825
Film and television costs	22,810	7,888
Investments	3,224	2,899
Parks, resorts and other property
Attractions, buildings and equipment	58,589	55,238
Accumulated depreciation	(32,415)	(30,764)
	26,174	24,474
Projects in progress	4,264	3,942
Land	1,165	1,124
	31,603	29,540
Intangible assets, net	23,215	6,812
Goodwill	80,293	31,269
Other assets	4,715	3,365
Total assets	$193,984	$98,598
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$17,942	$9,479
Current portion of borrowings	8,857	3,790
Deferred revenue and other	4,722	4,591
Total current liabilities	31,521	17,860
Borrowings	38,129	17,084
Deferred income taxes	7,902	3,109
Other long-term liabilities	13,580	6,590
Commitments and contingencies
Redeemable noncontrolling interests	8,963	1,123
Equity
Preferred stock	—	—
Common stock, $.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares at September 28, 2019 and 2.9 billion shares at September 29, 2018	53,907	36,779
Retained earnings	42,494	82,679
Accumulated other comprehensive loss	(6,617)	(3,097)
Treasury stock, at cost, 19 million shares at September 28, 2019 and 1.4 billion shares at September 29, 2018	(907)	(67,588)
Total Disney Shareholders’ equity	88,877	48,773
Noncontrolling interests	5,012	4,059
Total equity	93,889	52,832
Total liabilities and equity	$193,984	$98,598

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Year Ended
	September 28, 2019	September 29, 2018
OPERATING ACTIVITIES
Net income from continuing operations	$10,913	$13,066
Depreciation and amortization	4,160	3,011
Gain on acquisitions and dispositions	(4,794)	(560)
Deferred income taxes	117	(1,573)
Equity in the (income) / loss of investees	103	102
Cash distributions received from equity investees	754	775
Net change in film and television costs and advances	(542)	(523)
Equity-based compensation	711	393
Other	206	441
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	55	(720)
Inventories	(223)	(17)
Other assets	932	(927)
Accounts payable and other accrued liabilities	191	235
Income taxes	(6,599)	592
Cash provided by operations - continuing operations	5,984	14,295

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(4,876)	(4,465)
Acquisitions	(9,901)	(1,581)
Other	(319)	710
Cash used in investing activities - continuing operations	(15,096)	(5,336)

FINANCING ACTIVITIES
Commercial paper borrowings/(payments), net	4,318	(1,768)
Borrowings	38,240	1,056
Reduction of borrowings	(38,881)	(1,871)
Dividends	(2,895)	(2,515)
Repurchases of common stock	—	(3,577)
Proceeds from exercise of stock options	318	210
Contributions from / sales of noncontrolling interests	737	399
Acquisition of noncontrolling and redeemable noncontrolling interests	(1,430)	—
Other	(871)	(777)
Cash used in financing activities - continuing operations	(464)	(8,843)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	622	—
Cash provided by investing activities - discontinued operations	10,978	—
Cash used in financing activities - discontinued operations	(626)	—
Cash used in discontinued operations	10,974	—

Impact of exchange rates on cash, cash equivalents and restricted cash	(98)	(25)

Change in cash, cash equivalents and restricted cash	1,300	91
Cash, cash equivalents and restricted cash, beginning of year	4,155	4,064
Cash, cash equivalents and restricted cash, end of year	$5,455	$4,155

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601